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EXHIBIT 11.1

                            WILD OATS MARKETS, INC.
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE AND PRO FORMA NET INCOME
                                   PER SHARE
                                  (UNAUDITED)

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                                         THREE MONTHS ENDED   THREE MONTHS ENDED
                                               MARCH 29,           MARCH 30,
                                                 1997                1996
Weighted average number of common
     shares outstanding                       6,880,489            2,315,631

Weighted average number of shares of
     preferred stock assumed converted to
     common stock at the time of issuance                          1,035,736

Common and common equivalent shares
     issued during the twelve-month period
     prior to the filing of the Company's
     initial public offering calculated
     using the treasury stock method            102,611              520,005
                                             ----------           ----------

Weighted average number of
    common shares outstanding                 6,983,100

Pro forma weighted average number of
     common shares outstanding                                     3,871,372

Net income                                   $1,557,000           $  246,000
                                             ----------           ----------

Net income per share                         $     0.22
                                             ----------

Pro forma net income per share                                    $     0.06
                                                                  ----------
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